EXHIBIT 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to the Rights Agreement, dated as of March 10, 2011 (the “Amendment”), is made between DaVita Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as rights agent (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement dated as of November 14, 2002 (the “Rights Agreement”) for the purpose of specifying the terms and conditions of the Rights;

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that, for so long as the Rights are redeemable, the Company may in its sole and absolute discretion, supplement or amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights;

WHEREAS, as of the date hereof, the Rights issuable pursuant to the Rights Agreement are redeemable and no Person has become an Acquiring Person;

WHEREAS, the Board of Directors of the Company has determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Rights Agreement as of the date hereof.

AMENDMENT

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Rights Agreement, to execute this Amendment.

2. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follow: “the Close of Business on March 10, 2011 (the “Final Expiration Date”),”.

3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

4. This Amendment shall be deemed effective as of March 10, 2011. Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at the Close of Business on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.

5. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:			DAVITA INC.

By:	/s/ ARTURO SIDA		By:	/s/ KIM RIVERA
	Name:	Arturo Sida		Name:	Kim Rivera
	Title:	Asst. General Counsel & Asst. Secretary		Title:	Vice President, General Counsel

Attest:			THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Rights Agent

By:	/s/ LISA PORTER		By:	/s/ THOMAS L. COOPER
	Name:	Lisa Porter		Name:	Thomas L. Cooper
	Title:	Asst. Vice President		Title:	Vice President

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